Exhibit 99.1
PRESS RELEASE
Contact: Jeff Kip
               Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Company Announces
Share Repurchase Program and Accelerated Share Repurchase
     St. Louis, MO, November 28, 2007 — Panera Bread Company (Nasdaq: PNRA) today announced that its Board of Directors has authorized the repurchase of up to $75 million of the Company’s Class A common stock. As part of the authorized share repurchase program, the Company has entered into an accelerated share repurchase (ASR) agreement to purchase from a broker counterparty up to an aggregate of $75 million of the Company’s Class A common stock, subject to a maximum per share purchase price. Repurchases under the ASR agreement are expected to conclude during the first quarter of 2008. The Company has also entered into a secured credit facility that initially provides for $75 million in secured loans to the Company. Proceeds from the credit facility will be used to finance the ASR program.
     In the event the ASR program does not result in the repurchase of the total $75 million of the Company’s Class A common stock authorized by the Board of Directors, the Company may repurchase shares from time to time on the open market or in privately negotiated transactions and may make such repurchases under a Rule 10b5-1 plan. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.
About Panera Bread Company
     Panera Bread Company owns and franchises 1,121 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of October 23, 2007. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 53 bakery-cafes as of October 23, 2007.
Forward-Looking Statements
     Matters discussed in this news release, including management’s expectations regarding the accelerated share repurchase program, the Company’s intention to repurchase shares of its

Class A common stock from time to time under the stock repurchase program, the intended use of any repurchased shares, the related financing transaction and any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions.
     All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: the market price of the company’s stock prevailing from time to time, the ability of the broker counterparty to borrow shares of the Company’s Class A common stock, inability to execute the Company’s growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in the Company’s fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond the Company’s control, effecting the Company’s operating results; and other factors that may affect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 26, 2006 and its quarterly reports on Form 10-Q.